UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/13/2007

Hoku Scientific, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-51458

Delaware	99-0351487
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1075 Opakapaka St.
Kapolei, HI 96707
(Address of principal executive offices, including zip code)

808-682-7800
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

Supply Agreement with Suntech Power Co., Ltd.

On June 13, 2007, Hoku Materials, Inc. (Hoku Materials), a subsidiary of Hoku Scientific, Inc. (Hoku), entered into a supply agreement with Suntech Power Co., Ltd., or Suntech, for the sale and delivery of polysilicon to Suntech over a ten-year period beginning in July 2009 (the "Supply Agreement"). Under the Supply Agreement, up to approximately $678 million may be payable to Hoku Materials during the ten-year period, subject to the achievement of milestones, the acceptance of product deliveries and other conditions. The Supply Agreement provides for the delivery of predetermined volumes of polysilicon by Hoku Materials and purchase of these volumes by Suntech each month and each year at set prices from or before July 1, 2009, for a continuous period of ten years.

The Supply Agreement provides for an immediate initial deposit of $2 million to Hoku Materials as a prepayment for future product deliveries, and requires that Suntech pay Hoku Materials an additional prepayment of $45 million if Hoku Materials achieves certain production and quality milestones prior to the first planned shipment in 2009. As security for Suntech's $45 million prepayment obligation, Suntech is required to deliver to Hoku Materials a $45 million stand-by letter of credit within five business days after signing the agreement.

Pursuant to the Supply Agreement, Hoku Materials has granted to Suntech a security interest in all of its tangible and intangible assets related to its polysilicon business to serve as collateral for Hoku Materials' obligations under the Supply Agreement.   Also, all of the equity ownership interest in Hoku Materials is to be pledged to secure the obligations of Hoku Materials under the Supply Agreement. Hoku Materials may not enter into supply agreements with any other customers during the first four years after the date of its first shipment to Suntech if the aggregate of Hoku Materials' delivery obligations under all of its existing supply contracts and such additional supply contract during any month would exceed the rated monthly production capacity of Hoku Materials' production reactors.

The term of the Supply Agreement is ten years from the date of the first shipment in 2009, which is approximately July 1, 2019. Each party, however, may elect to shorten the term of the Supply Agreement to seven years by providing written notice to the other party at any time prior to the end of the fourth year after the first shipment. If the term of the Supply Agreement is shortened to seven years, then the aggregate amount that may be payable to Hoku Materials for product shipments during the seven year period shall be reduced to $378 million. In addition, each party may terminate the Supply Agreement at an earlier date under certain circumstances, including, but not limited to, the bankruptcy, assignment for the benefit of creditors, liquidation or a material breach of the other party. Hoku Materials' failure to deliver a predetermined quantity of polysilicon by December 31, 2009 or to complete successfully any of the polysilicon production and quality tests set forth in the Supply Agreement within specified periods of time would constitute a material breach by Hoku Materials under the terms of the Supply Agreement, among other circumstances. Suntech's failure to pay the $2 million initial deposit or provide the $45 million stand-by letter of credit would constitute a material breach by Suntech, among other circumstances. In addition, either party may elect to terminate the Supply Agreement if Hoku Materials has failed to raise an aggregate of $100 million from the issuance of debt or equity securities by March 31, 2008 to finance the construction of Hoku Materials' polysilicon facility. Upon the expiration or termination of the Supply Agreement, Hoku Materials is generally required to refund to Suntech the entire amount of the $47 million prepayment or cancel the letters of credit, less any part of the $47 million that has been applied to the purchase price of products delivered under the Supply Agreement.

The Supply Agreement will be filed with Hoku Materials' Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hoku Scientific, Inc.

Date: June 13, 2007	By:	/s/ Dustin M. Shindo
Dustin M. Shindo
Chairman of the Board of Directors, President and Chief Executive Officer